Exhibit 10.32

Summary of terms and conditions of Consulting Agreement by and between XL Generation AG and Greendale Consulting Limited

In April of 2005, XL Generation AG, a wholly owned subsidiary of XL Generation International Inc. (the “Corporation”) entered into a verbal agreement with Greendale Consulting Limited (the “Greendale Agreement”), pursuant to which Greendale Consulting Limited agreed to provide financial and commercial consulting and support services (the “Services”) to XL Generation AG. It was agreed that Greendale Consulting Limited would provide the Services on a month-to-month basis at a monthly fee equal to a pro-rata portion of an annual fee of GBP 80,000 (which is equal to approximately $11,638 per month as of March 31, 2006).

Greendale Consulting Limited is 90% owned by Mr. Flemming Munck, a member of the Corporation’s Board of Directors, as well as the Corporation’s CFO and Treasurer. The Corporation’s Board of Directors, acting with Mr. Munck abstaining, has ratified the Greendale Agreement. The Corporation and Greendale Consulting Limited continued the Greendale Agreement on a month-to-month basis until March 30, 2006, at which time Mr. Munck entered into an employment agreement (the “Employment Agreement”) with the Corporation. As permitted by the Employment Agreement, a portion of Mr. Munck’s current salary is currently being paid to Greendale Consulting Limited.

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